State of Delaware
Secretary of State
Division of Corporations
Delivered 02:27 PM 01/31/2008
FILED 02:23 PM 01/31/2008
SRV 080105228 - 0917612 FILE

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

DNA DYNAMICS, INC., a corporation organized under the laws of Delaware, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

FIRST: The name of the corporation is DNA DYNAMICS, INC.

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware, 19958-9776, County of Sussex. The name and address of the registered agent is Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, Delaware, 19958-9776, County of Sussex.

THIRD: The date of filing of the original Certificate of Incorporation in Delaware was July 1, 1981.

FOURTH: The date when restoration, renewal and revival of the charter of this company is to commence is the twenty-ninth day September of 2007, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

FIFTH: This corporation was duly organized and carried on the business authorized by its charter until the thirtieth day September of 2007, A.D. This certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, the last and acting authorized officer hereunto set his hand to this certificate this 21 day of JAN, 2008.

BY: Bill Coates -Signature

NAME: Bill Coates print name

TITLE: Pres
Authorized OFFICER